Exhibit 10.2

(FPFR-FRSI) 9769281-002

PROMISSORY NOTE

_______________

(Date)

FOR VALUE RECEIVED, Apio, Inc., a Delaware corporation, located at the address stated below ("Maker") promises to pay to the order of GE Capital Commercial Inc. or any subsequent holder hereof (each, a "Payee") c/o General Electric Capital Corporation, 4 Park Plaza, Suite 1400, Irvine, CA 92614 or at such other place as Payee may designate as follows:

(a)	the principal sum of four million one hundred twenty three thousand eight hundred eleven and 61/100 Dollars ($4,123,811.61), and

(b)     interest on the unpaid principal balance from the date hereof through and including the dates of payment, at a fixed, simple interest rate of three and 7400/10000 percent (3.7400%)per annum (the "Contract Rate") in sixty (60) consecutive monthly installments of principal and interest as follows:

Periodic Installment 1-59	@	Amount $55,827.94

(each, a "Periodic Installment") and a final installment of $1,349,434.64 plus any outstanding and unpaid principal, accrued interest and any and all amounts due hereunder and under the other Debt Documents (as defined below). The first Periodic Installment, plus (as applicable) interest accrued at the Contract Rate on the unpaid principal balance hereunder for the period from the date hereof through but not including the starting date covered by such first Periodic Installment, shall be due and payable on January 1, 2015and the following Periodic Installments and the final installment shall be due and payable on the same day of each succeeding period (each, a "Payment Date"). All payments shall be applied: first, to interest due and unpaid hereunder and under the other Debt Documents; second, to all other amounts due and unpaid hereunder and under the other Debt Documents, and then to principal due hereunder and under the other Debt Documents. The acceptance by Payee of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Payee's right to receive payment in full at such time or at any prior or subsequent time. Interest shall be calculated on the basis of a 365-day year (or a 366-day leap year, as applicable) and will be charged at the Contract Rate for each calendar day on which any principal is outstanding. The payment of any Periodic Installment after its due date shall result in a corresponding decrease in the portion of the Periodic Installment credited to the remaining unpaid principal balance. The payment of any Periodic Installment prior to its due date shall result in a corresponding increase in the portion of the Periodic Installment credited to the remaining unpaid principal balance.

All amounts due hereunder and under the other Debt Documents are payable in the lawful currency of the United States of America. Maker hereby expressly authorizes Payee to insert the date value is actually given in the blank space on the face hereof and on all related documents pertaining hereto.

This Note may be secured by a security agreement, chattel mortgage, pledge agreement or like instrument (each of which is hereinafter called a "Security Agreement", and collectively with any other document or agreement related thereto or to this Note, the "Debt Documents").

Conditions Precedent to Funding. Last Funding Date: November 26, 2014. All of the terms and conditions set forth in the Debt Documents are subject to the satisfaction of all the following conditions precedent no later than the Last Funding Date, each in form and substance reasonably satisfactory to Payee at its sole discretion: (i) all of the conditions precedent set forth in the Debt Documents as they relate to this Note; (ii) no Event of Default (as defined in the Security Agreement) or event which with the passage of time or the giving of notice would become an Event of Default has occurred and is continuing under the Debt Documents; (iii) as of the Last Funding Date, there will have been, since the date that this Note is delivered to the Maker for execution, no adverse change (as determined by Payee in its sole discretion) in the business prospects or projections, operations, management, financial or other conditions of the Maker, any affiliate of Maker, any Guarantor, or any other party to whom Payee may have recourse in regard to the Debt Documents as they relate to this Note, or in the industry in which Maker or Guarantor or such other party operates, or a change in control of any one of the aforesaid parties; and (iv) the absence, during the period from the date that this Note is delivered to the Maker for execution to the Last Funding Date, of any disruption of, or adverse change in the leasing, lending, loan syndication, financial, banking or capital markets. If any such condition precedent is not so satisfied by the Last Funding Date, Payee shall have no obligation to proceed with the transactions contemplated under this Note or any other Debt Documents related to this Note.

Time is of the essence hereof. If Payee does not receive from Maker payment in full of any Periodic Installment or any other sum due under this Note or any other Debt Document is not received within ten (10) days after its due date, Maker agrees to pay a late fee equal to five percent (5%) on such late Periodic Installment or other sum, but not exceeding any lawful maximum. Such late fee will be immediately due and payable, and is in addition to any other costs, fees and expenses that Maker may owe as a result of such late payment. Additionally, if an Event of Default (as such terms are defined and/or used in the Security Agreement) has occurred and is continuing, then the entire principal sum remaining unpaid, together with all accrued interest thereon and any other sum payable under this Note or any other Debt Document, at the election of Payee, shall immediately become due and payable, with interest thereon at the lesser of ten percent (10%) per annum or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid (both before and after any judgment). The application of such 10% interest rate shall not be interpreted or deemed to extend any cure period set forth in this Note or any other Debt Document, cure any default or otherwise limit Payee's right or remedies hereunder or under any Debt Document.

Maker may prepay in full, but not in part, all outstanding amounts hereunder before they are due on any scheduled Payment Date upon at least ten (10) days' prior written notice to Payee. Payee is authorized and entitled to apply any amounts paid by Maker as a prepayment of indebtedness to delinquent interest or other amounts due and owing from Maker to Payee hereunder and under any other Debt Documents before application of such funds to principal outstanding hereunder.

If Maker makes a prepayment of this Note for any reason, Maker shall pay irrevocably and in full to Payee (i) all outstanding principal amounts, (ii) all accrued interest, (iii) the Prepayment Fee (as defined below) and (iv) any and all other amounts due hereunder or under the other Debt Documents. Maker specifically acknowledges that, to the fullest extent allowed by applicable law, it shall be liable for the Prepayment Fee on any acceleration hereof or under the other Debt Documents. In the event of an acceleration hereof or under the other Debt Documents, the Prepayment Fee shall be determined as if (a) Maker prepaid this Note in full immediately before such acceleration and (b) the prepayment notice referred to above was received by Payee ten (10) days prior to such date.

For purposes hereof, the term "Prepayment Fee" shall be an amount equal to an additional sum equal to the following percentage of remaining principal balance for prepayments occurring in the indicated period: three percent (3.00%) (for prepayments occurring prior to the first anniversary of the date hereof), two percent (2.00%) (for prepayments occurring on and after the first anniversary of the date hereof but prior to the second anniversary of the date hereof), and zero percent (0%) (for prepayments occurring any time thereafter).

It is the intention of the parties hereto to comply with the applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Note or any other Debt Document, in no event shall this Note or any other Debt Document require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Note or any other Debt Document, or if all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note or any other Debt Document on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event: (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Maker, at the option of Payee, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note or any Debt Document which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise by Payee in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for Payee to receive a greater interest per annum rate than is presently allowed, Maker agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America.

Maker hereby consents to any and all extensions of time, renewals, waivers or modifications of, and all substitutions or releases of, security or of any party primarily or secondarily liable on this Note or any other Debt Document or any term and provision of either, which may be made, granted or consented to by Payee, and agrees that suit may be brought and maintained against Maker and/or any and all sureties, endorsers, guarantors or any others who may at any time become liable for payments and performance under this Note and any other Debt Documents (each such person, other than Maker, an "Obligor"), at the election of Payee without joinder of any other as a party thereto, and that Payee shall not be required first to foreclose, proceed against, or exhaust any security hereof in order to enforce payment of this Note. Maker hereby waives presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agrees to pay (if permitted by law) all expenses incurred in collection, including Payee's actual attorneys' fees.

Maker hereby irrevocably authorizes and empowers the Prothonotary or Clerk, or any attorney for any Court of record to appear for Maker in such Courts, at any time, and confess a judgment against Maker, without process, in favor of any holder hereof, without the filing of a declaration of default, with release of errors, without stay of execution, for such amount as may appear from the face hereof to be due hereunder (or, if such attorney so elects, for the amount which may be due hereon as evidenced by an affidavit signed by a representative of holder setting forth the amount then due) together with charges, attorney's fees and costs as herein provided, and Maker hereby waives and releases all benefits and relief from any and all appraisement, stay or exemption laws of any state, now in force or hereafter to be passed. If a copy hereof, verified by an affidavit, shall have been filed in said proceeding, it shall not be necessary to file the original as a warrant of attorney. No single exercise of the foregoing warrant and power to confess judgment shall be deemed to exhaust the power, whether or not such exercise shall be held by any Court to be invalid, voidable, or void, but the power shall continue undiminished and may be exercised from time to time as often as the holder hereof shall elect, until all sums payable or that may become payable hereunder by Maker have been paid in full.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

MAKER IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK TO HEAR AND DETERMINE ANY SUIT, ACTION OR PROCEEDING AND TO SETTLE ANY DISPUTES, WHICH MAY ARISE OUT OF OR IN CONNECTION HEREWITH AND WITH THE DEBT DOCUMENTS (COLLECTIVELY, THE "PROCEEDINGS"), AND MAKER FURTHER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO REMOVE ANY SUCH PROCEEDINGS FROM ANY SUCH COURT (EVEN IF REMOVAL IS SOUGHT TO ANOTHER OF THE ABOVE-NAMED COURTS). MAKER IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MIGHT NOW OR HEREAFTER HAVE TO THE ABOVE-NAMED COURTS BEING NOMINATED AS THE EXCLUSIVE FORUM TO HEAR AND DETERMINE ANY SUCH PROCEEDINGS AND AGREES NOT TO CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON WHATSOEVER, THAT IT OR ITS PROPERTY IS IMMUNE FROM LEGAL PROCESS FOR ANY REASON WHATSOEVER, THAT ANY SUCH COURT IS NOT A CONVENIENT OR APPROPRIATE FORUM IN EACH CASE WHETHER ON THE GROUNDS OF VENUE OR FORUM NON-CONVENIENS OR OTHERWISE. MAKER ACKNOWLEDGES THAT BRINGING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE COURTS SET FORTH ABOVE WILL CAUSE IRREPARABLE HARM TO PAYEE WHICH COULD NOT ADEQUATELY BE COMPENSATED BY MONETARY DAMAGES, AND, AS SUCH, MAKER AGREES THAT, IN ADDITION TO ANY OF THE REMEDIES TO WHICH PAYEE MAY BE ENTITLED AT LAW OR IN EQUITY, PAYEE WILL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS (WITHOUT THE POSTING OF ANY BOND AND WITHOUT PROOF OF ACTUAL DAMAGES) TO ENJOIN THE PROSECUTION OF ANY SUCH PROCEEDINGS IN ANY OTHER COURT. Notwithstanding the foregoing, Payee shall have the right to apply to a court of competent jurisdiction in the United States of America or abroad for equitable relief as is necessary to preserve, protect and enforce its rights under this Note and any other Debt Document, including, but not limited to orders of attachment or injunction necessary to maintain the status quo pending litigation or to enforce judgments against Maker, any Obligor or the collateral pledged to Payee pursuant to any Debt Document or to gain possession of such collateral. MAKER HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS NOTE, ANY DEBT DOCUMENTS, ANY DEALINGS BETWEEN MAKER AND PAYEE RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN MAKER AND PAYEE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.) THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, ANY DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Note and the other Debt Documents constitute the entire agreement of Maker and Payee with respect to the subject matter hereof and supersede all prior understandings, agreements and representations, express or implied.

No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of Maker and Payee. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

Payment Authorization

Payee is hereby directed and authorized by Maker to advance and/or apply the proceeds of the loan as evidenced by this Note to the following parties in the stipulated amounts as set forth below, and to the extent any such proceeds are to be paid to Maker, Payee is hereby irrevocably authorized and directed by Maker to first apply such proceeds to any amount due and owing by Maker to Payee on or prior to Payee’s funding of such proceeds and then remit the balance of such proceeds to Maker:

Company Name	Address	Amount
Apio, Inc	4575 W. Main Street, Guadalupe, CA 93434	$4,106,687.75
GE Capital Commercial Inc.	4 Park Plaza, #1400, Irvine, CA 92614	$17,123.86**

	Total	$4,123,811.61

**This amount, hereinafter referred to as the “Subject Amount”, shall be paid to and held by Payee in accordance with the following terms and conditions. The Subject Amount deposited with Payee will not accrue interest and Payee may commingle the Subject Amount with its other funds. Further, provided there exists no Event of Default (as such term is defined in the Security Agreement) at such time, upon the earlier of (i) December 31, 2014, or (ii) Maker’s delivery to Payee of written notice that Maker has inspected all of the Collateral securing this Note, and that Maker has found such Collateral and the installation thereof to be completely and entirely satisfactory; Payee shall follow Maker’s written instruction to pay the Subject Amount to the supplier thereof or other applicable designee, as Maker shall so indicate in writing.

Any provision in this Note or any of the other Debt Documents which is in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

Apio, Inc. By: ___________________________________ Name: ___________________________________ Title: ___________________________________
Fed Tax ID#: 77-0528042 Address: 4575 W. Main Street, Guadalupe, CA 93434

9869281-002

COLLATERAL SCHEDULE NO. 9769281-002 (“COLLATERAL SCHEDULE”)

DATED THIS ___________________

BETWEEN GE CAPITAL COMMERCIAL INC.

(TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, IF ANY, “SECURED PARTY”)

AND

APIO, INC.(“DEBTOR”)

TO MASTER SECURITY AGREEMENT

DATED AS OF APRIL 23, 2012

BETWEEN GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”)

AND

DEBTOR

Secured Party & Mailing Address:	Debtor & Mailing Address:

GE Capital Commercial Inc. c/o General Electric Capital Corporation	Apio, Inc.
4 Park Plaza, Suite 1400 Irvine, CA 92614	4575 West Main Street Guadalupe, CA 93434

This Collateral Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms used but not defined herein shall have the meanings assigned to them in, the Master Security Agreement identified above (the “Master Agreement”). This Collateral Schedule and the terms of the Master Agreement incorporated herein by reference are collectively referred to as the "CSMA"). Among other things, the CSMA describes Collateral (as defined in the Master Agreement) in which Debtor has granted Secured Party a security interest in connection with the Indebtedness (as defined in the Master Agreement) including without limitation that certain Promissory Note dated ________________, in the original principal amount of $4,123,811.61 (the “Note”). The CSMA and the Note (as any of the same may be amended, supplemented or otherwise modified from time to time) are collectively referred to as the “Loan”. The Loan is a separate and independent transaction and contractual obligation between Debtor and Secured Party, and notwithstanding the existence of other collateral schedules to, and/or promissory notes issued under, the Master Agreement, Secured Party may take enforcement action with respect to this CSMA and the Collateral described herein independently of any other collateral schedule(s) executed pursuant to the Master Agreement. DEBTOR HEREBY ACKNOWLEDGES AND AGREES THAT THE ORIGINATING SECURED PARTY UNDER THIS LOAN IS GE CAPITAL COMMERCIAL INC. AND THIS LOAN AND ALL OTHER DEBT DOCUMENTS (IN EACH CASE, SOLELY TO THE EXTENT RELATING TO THIS LOAN) SHALL BE CONSTRUED ACCORDINGLY. SECURED PARTY SHALL HAVE ALL RIGHTS OF GECC UNDER THE MASTER AGREEMENT. SECURED PARTY MAY APPOINT AGENTS (INCLUDING GECC) TO ACT ON ITS BEHALF.

A.	DESCRIPTION OF COLLATERAL SCHEDULE COLLATERAL:

Quantity	Manufacturer	Serial Number/VIN#	Year/Model/ Type of Equipment

SEE ATTACHED ANNEX A1 and ANNEX A2

Equipment immediately listed above is located at:

12700 South Dixie Highway, Bowling Green, OH 43402

4595 West Main Street, Guadalupe, CA 93434

26 Industrial Drive, Hanover, PA 17331

9095 17th Place, Vero Beach, FL 32966

8600 South Wilkinson Way, Suite G, Perrysburg, OH 43551

and including all additions, attachments, accessories and accessions thereto, and any and all substitutions, upgrades, replacements or exchanges therefor, and all insurance and/or other proceeds thereof.

B.

CERTIFICATION OF ACCEPTANCE: Debtor hereby certifies and warrants that as of the date set forth below under Debtor’s signature or, if such date is not completed, the date of this Collateral Schedule as set forth above: (i) all the collateral listed above (the “Collateral Schedule Collateral”) has been delivered and installed (if applicable); (ii) Debtor has inspected the Collateral Schedule Collateral, and all such testing as it deems necessary has been performed by Debtor or the applicable supplier or manufacturer; (iii) Debtor has found all such Collateral Schedule Collateral to be satisfactory and meets all applicable specifications and is fully operational for its intended use; and (iv) with respect to new items of Collateral, copies of the Bill(s) of Lading or other documentation acceptable to Secured Party which show the date of delivery of the Collateral Schedule Collateral will be provided to Secured Party upon request.

C.

CERTIFICATION OF NO DEFAULT: Debtor does further certify that as of the date set forth below under Debtor’s signature or, if such date is not completed, the date of this Collateral Schedule as set forth above: (i) There exists no Event of Default under the Loan; and (ii) the representations and warranties made by Debtor pursuant to or under the Loan are true and correct in all material respects.

D.	DOCUMENTATION FEE: $1,000.00, payable on or before the date of the Note.

E.	Modifications and Additions for this Collateral Schedule Only

1.	For purposes of this Collateral Schedule, the Master Agreement is amended and/or supplemented with the following terms and conditions:

(i)

Preferred Payment Terms. Credit to Debtor’s account for this Loan may be delayed if payment is (a) not received at the Secured Party’s payment address indicated in Secured Party’s invoice or other instructions from Secured Party from time to time or (b) not accompanied by Secured Party’s invoice number. Preferred forms of payment include direct debit, wires, company checks and certified checks. Payment in any other form may delay processing or be returned to Debtor. Delayed credit may cause Debtor to incur a late payment fee. All credit for payments of Debtor’s account for this Loan are subject to final payment by the institution on which the item of payment was drawn.

(ii)	Payment Application. Secured Party reserves the right to select the method by which payments and credits are allocated to the Loan account of the Debtor in Secured Party’s sole discretion.

(iii)

Disputed Payments. Without prejudice to any of the rights and remedies of Secured Party under the Loan or (as the case may be) any of the other Debt Documents, all written communication concerning disputed amounts, including any check or other payment instrument that (a) indicates that the written payment constitutes “payment in full” or is tendered as full satisfaction of a disputed amount or (b) is tendered with other conditions or limitation must be mailed or delivered to the Secured Party at the address for billing inquiries and/or correspondence shown on the invoice or statement and not to the payment address.

(iv)

Compliance with Applicable Laws. It is the intention of the parties hereto to comply with any applicable usury laws; accordingly, it is agreed that, any provisions in the Loan to the contrary notwithstanding, in no event shall the Loan require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum amount permitted by applicable law as now or hereafter construed by a court of competent jurisdiction. If any such excess interest is contracted for, charged or received pursuant to the Loan, or in the event that all of the principal balance under the Loan shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received shall exceed the maximum amount of interest permitted by applicable law as so construed, then in such event any such excess which may have been collected shall, at Secured Party’s option, either be credited to the unpaid principal balance of or other amounts payable under the Loan as a prepayment of principal or such other amounts, without any prepayment fee, or refunded to Debtor, and the effective rate of interest shall automatically be reduced to the maximum lawful rate allowed under applicable law as now or hereafter construed by a court of competent jurisdiction. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged or received with respect to the Loan which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the fullest extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contracted for, charged to or received from Debtor in connection with such indebtedness. Notwithstanding the foregoing, if any applicable law is amended or the law of the United States of America preempts any applicable law, so that it becomes lawful for Secured Party to receive a greater interest per annum rate than is presently allowed, Debtor agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended law or the law of the United States of America.

(v)

Information Sharing Consent. Debtor and each of Debtor’s affiliates authorize Secured Party to disclose information about Debtor and Debtor’s affiliates that Secured Party may at any time possess to any Secured Party affiliate, successor, assign and/or participant, and/or to any manufacturer or vendor of any property subject to the Loan or to any other party with a financial interest in the Loan, whether such information was supplied by Debtor to Secured Party or otherwise obtained by Secured Party.

(vi)

Secured Party Assignment. Secured Party, from time to time, may assign, sell, or transfer in whole or in part its interests in the Loan, or any of its rights under any of the other Debt Documents, including servicing rights, whether as part of a securitization transaction or by participation, assignment, sale or other transfer (in each case, a “ Secured Party Transfer”). Upon a Secured Party Transfer of Secured Party’s entire right and interest under the Loan and (as the case may be) any other Debt Documents, Secured Party shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Secured Party contained in the Loan and (as the case may be) any other Debt Documents arising or accruing from or after the assignment.

(vii)	Governing Law. THE STATE OR COMMONWEALTH INDICATED IN THE GOVERNING LAW PROVISION SET FORTH IN THE MASTER AGREEMENT AND THE NOTE SHALL BE REPLACED WITH THE STATE OF NEW YORK.

(viii)

Consent to Jurisdiction. Any legal action or proceeding with respect to this Loan or any other Debt Documents, shall be brought exclusively in the federal or state courts located in the State of New York, and Debtor accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, however, that nothing in this Loan or any other Debt Documents shall limit or restrict the right of Secured Party to commence any proceeding in the federal or state courts located in the state in which any Collateral is located to the extent Secured Party deems such proceeding necessary or advisable to exercise remedies available under this Loan or any other Debt Documents or to commence legal proceedings or otherwise proceed against the Debtor in any other jurisdiction. Secured Party and Debtor hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

2.

Promotional Materials. Debtor hereby confirms that Secured Party is authorized and permitted to use Debtor's name, logo and/or trademark in connection with certain promotional materials that Secured Party may disseminate to the public in connection with the transaction contemplated under this Loan, the Master Agreement and/or (as the case may be) any other loan entered into under the Master Agreement and the business relationship between Debtor and Secured Party established under the Master Agreement and each loan, and such promotional materials may include, but are not limited to, presentations, brochures, internet website, advertising in newspaper and/or other publications. Secured Party agrees, if Debtor so requests in writing, to give Debtor an opportunity to review and comment on any such promotional materials.

Except as expressly modified hereby, all terms and provisions of the Master Agreement shall remain in full force and effect. In the event of any conflict between the provisions of this Collateral Schedule and the provisions of the Master Agreement, the provisions of this Collateral Schedule shall prevail with respect to the Loan created hereunder. This Collateral Schedule is not binding or effective with respect to the Master Agreement or Collateral until executed on behalf of Secured Party and Debtor by authorized representatives of Secured Party and Debtor, respectively.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Debtor and Secured Party, intending to be legally bound hereby, have duly executed this Collateral Schedule in one or more counterparts, each of which shall be deemed to be an original, as of the date indicated below.

SECURED PARTY:		DEBTOR:
GE Capital Commercial, Inc.		Apio, Inc.

By:	____________________________________	By:	___________________________________

Name:	____________________________________	Name:	___________________________________

Title:	Authorized Signatory	Title:	___________________________________